 Table of Contents

For Immediate Release	Contact:	Scott Howat
Director of Corporate Communications Affinia Group Inc. (734) 827-5423 Scott.Howat@affiniagroup.com

AFFINIA GROUP ANNOUNCES PLANS FOR CLOSURE OF FOUNDRY IN ST. CATHARINES

After searching for a buyer for its St. Catharines, Ontario foundry, Affinia Group Inc. has announced that it will close the facility effective September 15, 2006. Affinia management met with employees of the St. Catharines facility on June 16, 2006 to notify them of the closing.

‘‘Closing the plant was an extremely difficult decision that in no way reflects on the talents or dedication of the hard-working people of the St. Catharines foundry,’’ said Affinia Group President and CEO Terry R. McCormack. ‘‘We will provide assistance to the 250 employees of the St. Catharines facility during these trying times, including appropriate severance packages and other benefits,’’ McCormack said.

Affinia Group Inc. is a global supplier of top quality motor vehicle components for under hood and under vehicle applications. In North America, the Affinia family of brands includes WIX(R) filters, Raybestos(R) brand brakes and Aimco(R) brake products, and McQuay-Norris(R) and Spicer(R) chassis parts. SouthAmerican and European brands include Nakata(R), Urba(R) and Quinton Hazell(R). Affinia has operations in 19 countries and more than 11,000 people dedicated to keeping the world's wheels turning. For more information, visit www.affiniagroup.com.

# # #